Exhibit 99.2

                   Perma-Fix Announces Second Quarter Results

      ATLANTA, Aug. 2 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE)(Germany: PES.BE) today announced financial results for the quarter ended June 30, 2004. Revenues for the quarter were $19.9 million compared to $19.9 million for the same period in 2003. Net income applicable to common stock for the quarter was $70,000, compared to net loss applicable to common stock of $1.3 million, or $.04 per share, for the same period in 2003.

      The second quarter of 2004 included $2.7 million in revenue resulting from sales by our new subsidiaries created from the acquisition of certain assets of USL Environmental Services, Inc. d/b/a A&A Environmental ("A&A") of Baltimore, Md. and US Liquids of Pennsylvania, Inc. d/b/a EMAX ("EMAX") of Pittsburgh, Pa. The second quarter of fiscal 2003 included $625,000 in revenue from the Company's Newport Hydrolysate Project with the Army.

      Results for the quarter reflect an 8.0% increase in revenue from the Nuclear Segment and a 6.5% decrease in revenue from the Industrial Segment. The decrease in the Industrial Segment was largely attributable to the recent restructuring, in which the company eliminated low-margin, high volume services, and reduced its dependence on outside brokers. Also affecting the Industrial Segment during the quarter was the ongoing disruption at the Michigan facility resulting from a fire in the fourth quarter of 2003.

      For the six months ended June 30, 2004, consolidated revenues were $37.3 million compared to $39.4 million for the period ended June 30, 2003. Net loss applicable to common stock for the six months was $2.0 million, or $.05 per share, compared with net loss applicable to common stock of $1.7 million, or $.05 per share for the same period in 2003.

      Dr. Louis F. Centofanti, Chairman and CEO, commented, "Our recent restructuring efforts are now beginning to have a very positive effect on the Industrial Segment. As anticipated, our revenues were down slightly, as the Industrial Segment eliminated low-margin brokered customers. However, we are now seeing improved revenues as our new sales efforts take effect. As we analyze the results of the Industrial Segment for the quarter, the major contributor to its loss was the operating losses sustained at the Michigan facility, as a result of its ongoing disruption. Looking ahead, we remain focused on increasing revenues and achieving sustained profitability within the Industrial Segment, as we strengthen our dominant position in the Southeast."

      Dr. Centofanti continued, "Within the Nuclear Segment, we increased revenues and achieved profitability during the second quarter. We also demonstrated a new PCB treatment process for contaminated soils to the U.S. Environmental Protection Agency. We believe such demonstrations are an important element to our long-term growth, and this particular technology addresses a sizeable untapped market. However, as important as this is, the demonstration also utilized capacity at the M&EC facility, which limited our revenue growth during the quarter. Nevertheless, as we enter the third quarter, our pipeline is stronger than ever, and we are encouraged by the outlook for both revenue growth and improved cash flow in the second half of 2004."

      Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates eleven major waste treatment facilities across the country.

      This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning increasing revenue and achieving sustained profitability within Industrial Segment, strengthening our dominant position in the Southeast, the Nuclear Segment pipeline being stronger than ever and the outlook for both revenue growth and improved cash flow in the second half of 2004. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, changes in environmental laws, continued disruption at the Michigan facility, and neither the government nor any party delivering waste as anticipated. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

 FINANCIAL TABLE FOLLOWS

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                               Three Months Ended           Six Months Ended
                                     June 30,                     June 30,
      (Amounts in Thousands,
       Except for Per
        Share Amounts)                 2004        2003        2004        2003

Net revenues                       $ 19,868    $ 19,909    $ 37,337    $ 39,427
Cost of goods sold                   14,438      15,391      28,346      29,848

  Gross profit                        5,430       4,518       8,991       9,579

Selling, general and
 administrative
 expenses                             4,417       4,786       8,807       9,166

 Income (loss) from
  operations                          1,013        (268)        184         413

Other income (expense):
 Interest income                          1           3           2           5
 Interest expense                      (579)       (691)     (1,249)     (1,393)
 Interest expense-
  financing fees                       (257)       (257)       (513)       (558)
 Other                                  (61)         10        (305)        (55)

Net income (loss)                       117      (1,203)     (1,881)     (1,588)

Preferred Stock dividends               (47)        (48)        (94)        (94)
Net income (loss)
 applicable to
 Common Stock                      $     70    $ (1,251)   $ (1,975)   $ (1,682)

Net income (loss)
 per common share:

Basic                              $     --    $   (.04)   $   (.05)   $   (.05)
Diluted                            $     --    $   (.04)   $   (.05)   $   (.05)

Number of shares and
 potential common shares
 used in net income (loss)
 per common share:

Basic                                41,448      34,798      39,244      34,702
Diluted                              45,210      34,798      39,244      34,702

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Amounts in Thousands, Except for Share Amounts)

                                             June 30, 2004  December 31, 2003
                                              (Unaudited)

ASSETS
Current assets:

 Cash                                                  $     190      $     411
 Restricted cash                                              61             30
 Accounts receivable, net of allowance
  for doubtful accounts of $711 and $703                  27,347         24,622
 Prepaid expenses and other                                3,085          3,318
  Total current assets                                    30,683         28,381

Net property and equipment                                54,545         53,069
Permits                                                   16,680         16,680
Goodwill                                                   6,216          6,216
Finite Risk Sinking Fund                                   2,225          1,234
Other assets                                               4,128          4,635
  Total assets                                         $ 114,477      $ 110,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                      $   7,245      $   6,359
 Accrued expenses and other                               13,904         14,967
 Current portion of long-term debt                         2,296          2,896
  Total current liabilities                               23,445         24,222

Other long-term liabilities                                8,809          8,074
Long-term debt, less current portion                      21,478         26,192
  Total long-term liabilities                             30,287         34,266

  Total liabilities                                       53,732         58,488

Commitments and Contingencies                               --             --

 Preferred Stock of subsidiary,
  $1.00 par value; 1,467,396
  shares authorized, 1,284,730 shares
  issued and outstanding, liquidation
  value $1.00 per share                                    1,285          1,285

 Stockholders' equity:
  Preferred Stock, $.001 par value;
  2,000,000 shares authorized,
  2,500 shares issued and outstanding                       --             --
 Common Stock, $.001 par value;
  75,000,000 shares authorized,
  42,545,331 and 37,241,881 shares
  issued, including 988,000 shares held
  as treasury stock, respectively                             43             37
 Additional paid-in capital                               80,573         69,640
 Accumulated deficit                                     (19,218)       (17,243)
 Interest rate swap                                          (76)          (130)

                                                          61,322         52,304

Less Common Stock in treasury at cost;
 988,000 shares                                           (1,862)        (1,862)

 Total stockholders' equity                               59,460         50,442
 Total liabilities and stockholders'
   equity                                              $ 114,477      $ 110,215


SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             08/02/2004
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, Inc., +1-404-847-9990; or David Waldman, dwaldman@lhai.com, or John Heilshorn, both of Lippert Heilshorn & Associates, +1-212-838-3777; or Herbert Strauss-European investor relations, +011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix Environmental Services, Inc./
    /FCMN Contact: pittah@perma-fix.com /
    /Web site:  http://www.perma-fix.com/
    (PESI)

CO:  Perma-Fix Environmental Services, Inc.
ST:  Georgia, Maryland
IN:  ENV
SU:  ERN